Exhibit 5.1

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312-1183

610.640.7800

Fax 610.640.7835

September 17, 2013

Five Below, Inc.

1818 Market Street

Suite 1900

Philadelphia, PA 19103

Re:	Underwritten Public Offering

Ladies and Gentlemen:

We have acted as counsel to Five Below, Inc., a Pennsylvania corporation (the “Company”), in connection with the offer and sale of 7,100,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-191210) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares will be sold pursuant to an Underwriting Agreement, dated September 17, 2013 (the “Underwriting Agreement”), by and among the Company, Credit Suisse Securities (USA) LLC and the selling shareholders named therein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement as filed with the Commission, (ii) the Underwriting Agreement, (iii) the Company’s Amended and Restated Articles of Incorporation, as amended to date, (iv) the Company’s Amended and Restated Bylaws, as amended to date, (v) resolutions of the Board of Directors of the Company relating to the offering and the issuance of the Shares as provided to us by the Company, (vi) the stock record books of the Company as provided to us by the Company and (vii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Shares will be issued against payment of valid consideration under applicable law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

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www.pepperlaw.com

Five Below, Inc.

September 17, 2013

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania, and the federal laws of the United States of America.

Based upon and subject to the forgoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report filed on Form 8-K and to the reference of our firm under the caption “Validity of Common Stock” in the related prospectus supplement and the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP